Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (this “Second Amendment”) is dated as of the 14th day of March, 2005 and is by and among Standard Parking Corporation, a Delaware corporation (the “Company”), LaSalle Bank National Association (“LaSalle”), in its capacity as Agent for the Lenders party to the Credit Agreement described below and as a Lender thereunder, and the other Lenders party hereto.

W I T N E S S E T H:

WHEREAS, the Company, LaSalle, Wells Fargo Bank, N.A., U.S. Bank National Association, and Fifth Third Bank Chicago are all of the parties to that certain Credit Agreement dated as of June 2, 2004, as amended by that certain First Amendment thereto dated as of July 7, 2004 (as amended, restated, modified or supplemented and in effect from time to time, the “Credit Agreement”); and

WHEREAS, the Company, LaSalle and the Lenders parties hereto desire to amend the Credit Agreement in certain respects, all as set forth herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             Definitions.  Capitalized terms used in this Second Amendment and not otherwise defined herein are used with the meanings given such terms in the Credit Agreement.  In addition, for purposes of this Second Amendment the following terms shall have the meanings indicated:

“Second Amendment Effective Date” means the date upon which this Second Amendment to Credit Agreement is executed by the Company, LaSalle as Agent and Required Lenders.

2.             Amendments to the Credit Agreement.  Effective on the Second Amendment Effective Date, the Credit Agreement shall be amended as follows:

(A)          The definition of Fixed Charge Coverage Ratio in Section 1.1 shall be amended and restated in its entirety as follows:

Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the total for such period of EBITDA minus the sum of income taxes paid or payable in cash by the Loan Parties and all Unfinanced Capital Expenditures to (b) the sum for such Computation Period of (i) cash Interest Expense net of any cash interest income plus (ii) required payments of principal of Funded Debt (excluding the Revolving Loans) plus (iii) any dividends (other than Special Payments) paid by any Loan Party in cash to anyone other than the Company or one of its Wholly-Owned Subsidiaries.  Notwithstanding the foregoing, for purposes of this definition, (x) cash Interest Expense for the Computation Period ending September 30, 2004 shall be equal to actual cash Interest Expense for the Fiscal Quarter then end multiplied by four, and (y) cash Interest Expense for the Computation Period ending December 31, 2004 shall be equal to actual cash Interest Expense for the two Fiscal Quarters period then ended multiplied by two, and (z) cash Interest Expense for the Computation Period ending March 31, 2005 shall be equal to actual cash Interest Expense for the three Fiscal Quarters period then ended multiplied by four-thirds (4/3).

(B)           The following additional definitions are added to Section 1.1:

Adjusted Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the total for such period of EBITDA minus the sum of income taxes paid or payable in cash by the Loan Parties and all Unfinanced Capital Expenditures and the amount of any Special Payments which have been or are proposed to be made (as set forth in a written calculation delivered to the Agent as required by the definition of Special Payment) to (b) the sum for such Computation Period of (i) cash Interest Expense net of any cash interest income plus (ii) required payments of principal of Funded Debt (excluding the Revolving Loans) plus (iii) any dividends (other than Special Payments) paid by any Loan Party in cash to anyone other than the Company or one of its Wholly-Owned Subsidiaries.  Notwithstanding the foregoing, for purposes of this definition, (x) cash Interest Expense for the Computation Period ending September 30, 2004 shall be equal to actual cash Interest Expense for the Fiscal Quarter then end multiplied by four, and (y) cash Interest Expense for the Computation Period ending December 31, 2004 shall be equal to actual cash Interest Expense for the two Fiscal Quarters period then ended multiplied by two, and (z) cash Interest Expense for the Computation Period ending March 31, 2005 shall be equal to actual cash Interest Expense for the three Fiscal Quarters period then ended multiplied by four-thirds (4/3).

“Special Payment” means any dividend, payment or other distribution in respect of any class of the Company’s Capital Securities or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of the Company’s Capital Securities which is in compliance with all of the following requirements:

(i)                                               such dividend, payment or distribution is made during calendar year 2005; and

(ii)                                            the aggregate of all such dividends, payments and distributions shall not exceed the lesser of (x) $6,000,000 or (y) an amount equal to fifty percent (50%) of the Company’s consolidated pre-tax income less all cash taxes paid for the most recently ended “Applicable Period” (meaning a period of four Fiscal Quarters, except that the Applicable Period ended on December 31, 2004 shall mean the two Fiscal Quarters then ended, and the Applicable Period ended on March 31, 2005 shall mean the three Fiscal Quarters then ended) for which internal financial statements in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments) are available and have been provided to the Lenders; and

(iii)              on a pro forma basis for any Computation Period for which internal financial statements in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments) are available and have been provided to the Lenders, taking into account (x) the amount of the dividend, payment or distribution to be made as if made on the last day of the applicable Computation Period and (y) all prior such dividends, payments and distributions made during the applicable Computation Period,

(x)                                             the Total Debt to EBITDA Ratio shall not exceed 4.75 to 1.00; and

(y)                                           the Company’s consolidated net worth shall be not less than $12,000,000 plus an amount equal to fifty percent (50%) of the Company’s cumulative positive net income (disregarding, for any month in which a loss occurs, any such loss) for the period from and including January 1, 2005 through the end of the Fiscal Quarter most recently ended for which internal financial statements in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments) are available and have been provided to the Lenders at the time of the proposed payment; and

(z)                                             the Adjusted Fixed Charge Coverage Ratio shall be not less than 1.40 to 1.00.

Prior to making any Special Payment, the Company shall deliver to the Agent a written pro forma calculation, signed by a Senior Officer of the Company, prepared in accordance with this definition and setting forth the relevant information in reasonable detail (including a statement of the amount of the Special Payment with respect to which the calculation is being made) demonstrating that such Special Payment is permitted hereby.

(C)           Section 11.3 shall be amended and restated in its entirety as follows:

11.3            Restricted Payments.  Make, pay, declare, or authorize any dividend, payment or other distribution in respect of any class of its Capital Securities or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its Capital Securities, other than such dividends, payments or other distributions made (i) to the extent payable solely in shares of Capital Securities (other than Disqualified Stock) of the Company, (ii) as permitted pursuant to Section 11.6, or (iii) to the extent that the same constitute Special Payments made in compliance with the definition of such term.  The Company will not issue Disqualified Stock.

(D)          Section 11.15 shall be amended and restated in its entirety as follows:

11.15          Affiliate Amounts.  Except as set forth on Schedule 11.15, the Company will not pay, or permit any Subsidiary to pay, directly or indirectly, any management, consulting, investment banking, advisory or other fees or payments, fees or payments under any leases, any expense reimbursement or similar payments, or any other payments of any kind (including, without limitation, any amounts paid or payable by the Company or any of its Subsidiaries to the Principals and/or to any other Affiliates of the Company, in respect of overhead expense allocations among members of the Affiliate corporate group) to the Principals and/or to any other Affiliates of the Company, other than the Company or any Guarantor.  The foregoing sentence shall not restrict the Company from (i) paying salaries, bonuses or other compensation to, or reimbursing travel or other business expenses of, officers or employees

(other than any such Person who is also a Principal) in the ordinary course of business, or (ii) reimbursing travel or other business expenses of any officer or director of the Company who is also a Principal, to the extent such reimbursements or such expenses are customarily paid or reimbursed for all officers and/or directors (as applicable) of the Company in the ordinary course of the Company’s business, consistent with past practices, or (iii) making Special Payments in compliance with the definition of such term.

3.             Representations and Warranties; Covenant to Pay Amendment Fees.  To induce the Agent and Required Lenders to enter into this Second Amendment, the Company represents and warrants and covenants that:

(A)          the execution, delivery and performance by the Company of this Second Amendment contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company;

(B)           this Second Amendment has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principals of equity;

(C)           no Event of Default or Unmatured Event of Default exists as of the date of this Second Amendment; and

(D)          the Company will pay to each Lender which executes this Amendment an amendment fee equal to 7.5 basis points of such Lender’s Revolving Commitment, all such fees to be fully earned and non-refundable and payable upon execution by the Company, the Agent and all Lenders parties to this Second Amendment.

4.             Miscellaneous.

(A)          Counterparts.  This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Second Amendment to produce or account for more than one such counterpart for each of the parties hereto.  Delivery by facsimile by any of the parties hereto of an executed counterpart of this Second Amendment shall be effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

(B)           Headings.  The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Second Amendment.

(C)           Governing Law.  This Second Amendment and the rights and obligations of the parties shall be construed and interpreted in accordance with the laws of the State of Illinois.

(D)          Severability.  If any provision of any of this Second Amendment is determined to be illegal, invalid or enforceable, such provision shall be fully severable and the remaining provisions shall remain full force and effect and shall be construed without giving effect to the illegal, invalid or enforceable provisions.

(E)           Successors and Assigns.  This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(F)           References.  From and after the date of execution of this Second Amendment, any reference to the Credit Agreement contained in any notice, request, certificate or other instrument, document or agreement executed concurrently with or after the execution and delivery of this Second Amendment shall be deemed to include this Second Amendment unless the context shall otherwise require.

(G)           Continued Effectiveness.  Notwithstanding anything contained herein, the terms of this Second Amendment are not intended to and do not serve to effect a novation as to the Credit Agreement.  The parties hereto expressly do not intend to extinguish the Credit Agreement in any respect.  Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Credit Agreement and to confirm that the Credit Agreement, as amended hereby, remains in full force and effect and is hereby reaffirmed in all respects.

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IN WITNESS WHEREOF, the parties have executed this Second Amendment to Credit Agreement as of the date first set forth above.

STANDARD PARKING CORPORATION

By:	/s/ G. Marc Baumann
Name:	G. Marc Baumann
Title:	Chief Financial Officer

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Sean Silver
Name:	Sean Silver
Title:	First Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Steven Nickas
Name:	Steven Nickas
Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Monika Kump
Name:	Monika Kump
Title:	Assistant Vice President

FIFTH THIRD BANK CHICAGO

By:	/s/ Stephen Watts
Name:	Stephen Watts
Title:	Vice President